EXHIBIT 7.04

Assignment Agreement for

Sino Gas International Holdings, Inc. 8% Senior Secured Convertible Note and Warrant

This Assignment Agreement for Sino Gas International Holdings Inc. (the “Company”) 8% Senior Secured Convertible Note (the “Agreement”) is entered into as of October 31, 2012 (the “Effective Date”) by and between __________________________________ (the “Assignor”) and Sino Fortress Group Limited (the “Assignee”), and is an integral part and supplements the terms and conditions of that certain Assignment of Sino Gas International Holdings Inc. 8% Senior Secured Convertible Note issued by Company to Assignor. The Assignor and the Assignee are hereinafter collectively referred to as “Parties”.

Whereas, the Assignor holds Sino Gas International Holdings Inc. 8% Senior Secured Convertible Note, No. 2009-____, face value $_____________(the “Note”) and Sino Gas International Holdings, Inc. Warrant No. X-2009-____(the “Warrant”), which are attached hereto as Exhibit A;

Whereas, for value received, the Assignor wishes to assign and transfer the Note and the Warrant to the Assignee;

NOW, THEREFORE, for good and valuable consideration, Assignor and Assignee agree as follows:

1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Assignee agrees to purchase from Assignor and Assignor agrees to sell to Assignee, the Note and the Warrant made pursuant to the Notes and other agreements and instruments identified on Exhibit A hereto (the “Note and Warrant Documents”).

2. Consideration. The Assignee shall pay $________________ (the “Consideration”) to the Assignor for the assignment of the Note and the Warrant via wire or payment method in accordance with instructions set forth in Schedule 1 attached hereto, and to deliver to Assignor the Assignee’s Closing Items (hereinafter defined).

3. Closing. The consummation of the sale and purchase pursuant to this Agreement (the “Closing”) is contemplated to occur substantially concurrently with the execution and delivery of this Agreement and in any event on or before October __, 2012 (the “Closing Date”). In order to complete the Closing, (a) Assignee agrees to wire transfer to Assignor the Consideration in accordance with wiring instructions set forth in Schedule 1 attached hereto, and to deliver to Assignor the Assignee’s Closing Items (hereinafter defined). (b) Assignor shall deliver Assignor’s Closing Documents (hereinafter defined) to Axiom Capital Management Inc. (“Axiom”). Upon confirmation of Assignor’s receipt of the Consideration, Axiom will deliver Assignor’s Closing Documents to the Assignee.

4. Purchase and Sale.

(a) Effective upon the Closing, and subject to and conditioned upon the terms, covenants, limitations, and conditions contained herein, Assignor hereby sells, transfers, and assigns to Assignee, and Assignee hereby purchases and accepts from Assignor, in each case on and as of the Closing Date, all of Assignor’s right, title and interest, in, to, and under the Note and Warrant Documents.

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(b) Assignee shall assume, at the Closing, all of the obligations of Assignor under or in connection with the Note and Warrant Documents, of every kind or nature whatsoever, which is disclosed to Assignee in writing, existing on the date of Closing or arising thereafter.

(c) If Assignor receives any payments from Company with respect to the Note and Warrant Documents after the Closing, Assignor will forward those payments to Assignee.

5. Assignor’s Closing Documents. In connection with the Closing, Assignor shall deliver to Axiom, as provided in Section 3, the following documents (collectively “Assignor’s Closing Documents”):

(a) The original Note

(b) An Assignment and Assumption of the Note and Warrant Documents, in the form attached hereto as Exhibit B, duly executed by Assignor, assigning and transferring to Assignee all of Assignor’s rights and interests in and to the Note and Warrant Documents, and assumption of the same by Assignee.

(c) Written Notice of Assignment of the Note and Warrant, in the form attached hereto as Exhibit C, duly executed by Assignor instructing Company to remit all future payments to Assignee or its agents.

(d) The original Warrant.

(e) Any other documents reasonably required by Assignee to effect the transactions contemplated hereunder.

6. Assignee’s Closing Obligations. In connection with the Closing, Assignee shall deliver to Assignor, the following (collectively “Assignee’s Closing Items”):

(a) At the Closing, Assignee shall pay the Consideration to Assignor as provided herein.

(b) The Assignment and Assumption of the Note and Warrant Documents, in the form attached hereto as Exhibit B, duly executed by Assignee.

7. Representations and Warranties of Assignor. Assignor hereby represents and warrants to Assignee as follows:

(a) Assignor has the full power and authority to execute, deliver and perform this Agreement and to enter into and consummate the transactions contemplated by this Agreement. Assignor has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms.

(b) Assignor is the legal and beneficial owner and holder of the Note and Assignor has not pledged, assigned or otherwise previously transferred the Note. The Note and Warrant Documents are free and clear of any adverse claims created by Assignor.

(c) Assignor has not modified or amended the Note, except as disclosed to Assignee in writing.

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(d) Assignor believes that, as of the Closing, it should not be an “affiliate” of Company as that term is defined by the rules and regulations promulgated under the Securities Act of 1933, as amended.

8. Representations and Warranties of Assignee. Assignee hereby represents and warrants to Assignor as follows:

(a) Assignee is a limited company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

(b) Assignee has, and at all relevant times has had, the full power and authority to execute, deliver and perform and to enter into and consummate all transactions contemplated by this Agreement. Assignee has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Assignee enforceable against Assignee in accordance with its terms.

9. Further Assurances.

(a) Effective upon the Closing, Assignor and Assignee each hereby covenant and agree to execute and deliver all such documents and instruments, and to take such further actions as may be reasonably necessary or appropriate, from time to time, to carry out the intent and purpose of this Agreement and to consummate the transactions contemplated hereby.

10. Miscellaneous.

(a) Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Assignor or Assignee, as the case may be, at its addresses set forth below:

If to Assignor:

Address:

Attn:

If to Assignee:

Address:

Attn:

Facsimile No.:

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

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(b) No Waiver. No delay or omission by either party hereto in exercising any right or power arising from any default by the other party hereto shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right or power arising from any default by the other party hereto. No waiver of any breach of any of the covenants or conditions contained in this Agreement shall be construed to be a waiver of or acquiescence in or consent to any previous or subsequent breach of the same or of any other condition or covenant.

(c) No Third Party Beneficiary. This Agreement is made for the sole benefit of Assignor and Assignee and their respective successors and permitted assigns, and no other person or persons shall have any rights or remedies under or by reason of this Agreement or any right to the exercise of any right or power of either party hereto or arising from any default by either party hereto.

(d) Attorney Fees and Costs. In the event any legal action is undertaken in order to enforce or interpret any provision of this Agreement, the prevailing party in such legal action, as determined by the court, shall be entitled to receive from the other party the prevailing party’s reasonable attorneys’ fees and court costs.

(e) Integration; Entire Agreement. This Agreement and any documents executed in connection herewith or pursuant hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof, superseding all prior written or oral understandings, and may not be terminated, modified or amended in any way except by a written agreement signed by each of the parties hereto.

(f) Counterparts. This Agreement shall come into effect upon execution by parties and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same document.

(g) Choice of Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof Each of the parties consents to the jurisdiction of the Superior Courts of the State of New York and the U.S. District Court for the District of New York sitting in New York County in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non convenience to the bringing of any such proceeding in such jurisdictions.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the first date above written.

Assignor

By:_____________________________

Assignee

Sino Fortress Group Limited

By:_____________________________

________________________________

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SCHEDULE 1

Wiring Instructions:

Bank Name:

Bank Address:

SWIFT Code or ABA#:

Account Name:

Account #:

Comments (if applicable):

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Exhibit A

Note and Warrant Documents

1. Sino Gas International Holdings, Inc. 8% Senior Secured Convertible Note document.

2. Securities Purchase Agreement duly executed in connection with the Note.

3. Pledge Agreement duly executed in connection with the Note.

4. Guaranty duly executed by Mr. Yuchuan Liu in connection with the Note.

5. Sino Gas International Holdings, Inc. Warrant document.

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Exhibit B

Assignment and Assumption of the Note and Warrant Documents

(Attached hereto)

ASSIGNMENT AND ASSUMPTION OF THE NOTE AND WARRANT DOCUMENTS

THIS ASSIGNMENT AND ASSUMPTION OF THE NOTE AND WARRANT DOCUMENTS is entered into as of October __, 2012, by and between ______________________________(the “Assignor”), and Sino Fortress Group Limited (the “Assignee”), with reference to the following facts:

Whereas, the Assignor holds Sino Gas International Holdings Inc. 8% Senior Secured Convertible Note, No. 2009-____ (the “Note”) and Sino Gas International Holdings, Inc. Warrant No. X-2009-____.(the “Warrant”)

Whereas, the Assignor hereby grants, assigns, conveys and transfers to the Assignee all of his or her rights, privileges, benefits and remedies in the following Note and Warrant Documents: I) the Note. II) Securities Purchase Agreement in connection with the Note. III) Pledge Agreement in connection with the Note; IV) the Warrant; V) Guaranty by Mr. Yuchuan Liu in connection with the Note.

THEREFORE, in order to carry out the provisions of Assignment Agreement for Sino Gas International Holdings, Inc. 8% Senior Secured Convertible Note, Assignor hereby irrepealably assigns the Note and Warrant Documents and all of Assignor’s right, title and interest, in, to, and under the Note and Warrant Documents, to Assignee and Assignee agrees to acquire the Note and the Warrant made by Assignor to Sino Gas International Holdings Inc. which is evidenced by the above Note and Warrant Documents (as defined in the Agreement).

Assignor

By:_____________________________

Assignee

Sino Fortress Group Limited

By:_____________________________

________________________________

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Exhibit C

Notice of Assignment of Obligations

(Attached hereto)

October 31, 2012

Attention:

Re:	Notice of Assignment of Obligations

Dear Sirs:

You are hereby notified that on October __, 2012, ______________________ ( “Assignor”) assigned and transferred to Sino Fortress Group Limited (“Assignee”), for good and valuable consideration, the Note and Warrant Documents including I) Sino Gas International Holdings, Inc. 8% Senior Secured Convertible Note No. 2009-___ (“Note”), between Company and the Assignor. II) Securities Purchase Agreement in connection with the Note. III) Pledge Agreement in connection with the Note; IV) Sino Gas International Holdings, Inc. Warrant No. X-2009-____(“Warrant”); V) Guaranty by Mr. Yuchuan Liu in connection with the Note, and all of Assignor’s right, title and interest, in, to, and under the Note and Warrant Documents, that described in the Assignment Agreement for Sino Gas International Holdings Inc. 8% Senior Secured Convertible Note and Warrant by and between Assignor and Assignee as of the date hereof.

Please direct future correspondence and payments to the Assignee at the following address:

Please contact the undersigned should you have any questions, and we thank you for your cooperation.

Sincerely,

____________

Assignor:

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